Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of this 13th day of May, 2025 (the “Signing Date”) by and among Crowdkeep, Inc., a Delaware corporation (“Crowdkeep”), Veea Inc., a Delaware corporation (“Veea”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Crowdkeep is in the business of providing services utilizing an IoT technology platform that enables its customers to swiftly and confidently navigate the complexities of managing personnel, assets, and workplace conditions, facilitating agile and data-driven decision-making (the “Business”) which is located at 1003 K St NW, Suite 600, Washington DC, District of Columbia, 20001, USA (the “Premises”); and

WHEREAS, Crowdkeep owns certain assets, including intellectual property rights including the Crowdkeep name, comprising the Purchased Assets (as defined below) which are used by Crowdkeep in the conduct of the Business; and

WHEREAS, Veea desires to purchase from Crowdkeep the Business and all assets used by Crowdkeep in the conduct of the Business, and Crowdkeep desires to sell such assets to Veea on the terms and conditions set forth in this Agreement; and

WHEREAS, at the Closing, Veea will receive a duly executed Joinder Agreement from MYCO Capital LLC (the “Major Stockholder”) in the form attached as Exhibit A (the ”Joinder Agreement”); and

WHEREAS, certain capitalized terms used herein are defined in Annex I.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements made herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE 1.

THE SALE AND PURCHASE – THE CROWDKEEP BUSINESS

1.1 Purchased Assets. (a) Subject to the terms and conditions of this Agreement, at the Closing (as defined below) (i) Veea agrees to purchase and (ii) Crowdkeep agrees to and shall sell and cause to be sold, assigned, transferred, conveyed and delivered to Veea, good and valid title to all of the assets used by Crowdkeep in the Business, including those listed on Schedule 1.1 (the “Purchased Assets”), which shall include, without limitation, the following assets: (1) all of the properties, rights, interests and other tangible and intangible assets of Crowdkeep used by Crowdkeep in the conduct of the Business as of the Closing Date, except for the Excluded Assets (as defined below); (2) the rights, title and interest of Crowdkeep in and under those certain Contracts specified in Schedule 1.1 attached hereto, the (“Transferred Agreements”). The Purchased Assets shall be sold, transferred, assigned, conveyed and delivered free of any encumbrances, except for Permitted Liens.

1.2 Without limiting the generality of description of the Purchased Assets set forth in Section 1.1, the Purchased Assets shall include, but not be limited to, the following assets of Crowdkeep, if any are owned by Crowdkeep:

(i) all cash and cash equivalents at Closing,;

(ii) all accounts or notes receivable held by Crowdkeep, and any security claim, remedy or other right related to any of the foregoing, less a reserve in the amount of $75,000, which amount is sufficient to defray any Liabilities of Crowdkeep that are outstanding at the Closing and that do not constitute Assumed Liabilities, including any legal, accounting and advisory fees incurred by Crowdkeep in connection with the negotiation, documentation and consummation of the transactions contemplated by this agreement to the extent accrued and unpaid at Closing;

(iii) all of the tangible and intangible assets (including goodwill), properties and rights of every kind and nature and description, whether real, personal or mixed and wherever located, used in the operation of the Business, including, without limitation, inventories, furniture, fixtures, equipment (including office and kitchen equipment), computers, software, Cloud instances, appliances, sign inserts, telephone systems, telephone numbers, and other personal property of whatever kind and nature owned or leased by Crowdkeep, including those installed, located, situated or used in, on, or about, or in connection with the operation, use and enjoyment of the Premises and all other items on the Premises and used in connection with the operation of the Business;

(iv) all of Crowdkeep’s supplies and assets used in connection with the operation of the Business;

(v) all right, title, and interest of Crowdkeep to the use of the telephone numbers presently being used by the Business, including all rotary extensions thereto, and all advertisements in the “Yellow Pages”, “City Directory” and other similar publications (collectively, the “Telephone Numbers”); provided that after the Closing, Veea shall assume all new expenses for the Telephone Numbers and advertising for the Business that did not exist prior to the Closing Date;

(vi) Crowdkeep’s lists of suppliers, and copies of any and all of its books, records, papers, files, memoranda and other documents relating to or compiled in connection with the operation of the Business (collectively, the “Records”), it being understood that the originals of any such Records, including accounting and legal records, may be retained by Crowdkeep to the extent necessary to facilitate the preparation of its tax returns and winding up of its affairs;

(vii) all intellectual property of every kind owned by Crowdkeep, including but not limited to all U.S. and foreign trademarks, trademark applications, trade names, service marks, service mark applications, patents, patent applications, licenses, copyrights, and trade secrets, and associated know how and intellectual property of CROWDKEEP PORTUGAL-Unipessoal, LDA (“Crowdkeep Portugal”) (collectively, the “Intellectual Property”);

(viii) the Business’ universal resource locator (the “URL”) and internet domain name, and all goodwill associated with or used in connection with the operation or business relating to the URL’s and internet domain name;

(ix) any and all necessary permits and authorizations which are needed to conduct the Business which Crowdkeep has the right to transfer and convey under applicable state and federal regulations and all other licenses, consents, authorizations, accreditations, waivers and approvals (together with all government filings pertaining thereto), however designated, established, maintained or renewed and issued evidencing or authorizing Crowdkeep for the purpose of engaging in the Business as presently conducted, but only to the extent transferable by Crowdkeep under applicable law;

(x) all of Crowdkeep’s right, title, and interest, as lessee, in any and all equipment leased by Crowdkeep and located at the Premises and all rights of Crowdkeep under any other Transferred Agreements;

(xi) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fee (including any such item relating to the payment of taxes);

(xii) all of Crowdkeep’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Purchased Assets;

(xiii) all insurance benefits, including rights and proceeds, arising from or relating to the Business or the Purchased Assets; and

(xiv) all goodwill and the going concern value of the Business.

1.3 Excluded Assets. There shall be excluded from the Purchased Assets to be transferred and conveyed hereunder, and Crowdkeep shall retain all of its right, title and interest in and to, the assets, properties and other rights owned by Crowdkeep as set forth on Schedule 1.3 (collectively, the “Excluded Assets”) , all of which are not used in the operation of the Business:

1.4 Assumed Liabilities. On the terms and subject to the conditions contained in this Agreement, effective at the Closing, Veea will assume and thereafter pay, perform or otherwise discharge only the following Liabilities of Crowdkeep:

(a) All Liabilities to the extent arising from or related to the operation of the Business at or after the Closing (other than as set forth on Schedule 1.4(a)), but excluding any Liabilities or obligations arising out of or relating to Crowdkeep’s ownership or operation of the Business or the Purchased Assets prior to the Closing;

(b) All Liabilities to the extent accrued and owed to the customers of Crowdkeep listed on Schedule 1.4(b);

1.5 Excluded Liabilities. For the avoidance of doubt, any liability not expressly assumed by Veea herein that accrued before the Closing Date are the sole liabilities and responsibility of Crowdkeep, and Crowdkeep shall continue to be responsible for any such excluded Liabilities that accrued for activity prior to Closing.

1.6 Transfer of Agreements. In the event that Crowdkeep fails or is unable to obtain prior to the Closing (or otherwise fails or is unable to have in full force and effect at the Closing) any consent to an assignment of a Transferred Agreement required to consummate the transactions contemplated by this Agreement without breaching a Transferred Agreement or otherwise adversely affecting the ability of Veea to operate the Business after the Closing or the rights of Veea with respect to the Purchased Assets, the Assumed Liabilities or otherwise under this Agreement (any of the foregoing, a “Necessary Consent”), this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any such Purchased Asset or Assumed Liability for which a Necessary Consent is not obtained and in effect as of the Closing; provided, however, that, subject to the satisfaction or waiver of the conditions contained herein, the Closing shall occur notwithstanding the foregoing. Notwithstanding the foregoing, Crowdkeep and Veea will, following the Closing, use their best efforts to obtain the consent of the other parties to any such Transferred Agreement for the transfer and assignment thereof to Veea. The assignment and transfer to Veea and the assumption by Veea of any Transferred Agreement which requires a Necessary Consent, shall be deemed to have been made contingent upon, and shall take effect only upon, the obtaining of such Necessary Consent. If such Necessary Consent is not obtained prior to Closing, Crowdkeep shall remain a party to such Transferred Agreement and Veea shall, acting on behalf of Crowdkeep, perform all obligations under such Transferred Agreement and indemnify and hold harmless Crowdkeep in respect thereof, solely with respect to such obligations to be performed after Closing, and Crowdkeep shall deliver to Veea all rights, including, without limitation, all consideration, under such Transferred Agreement to Veea, and Crowdkeep and Veea will cooperate in a mutually agreeable arrangement under which Veea will obtain the benefits and assume the obligations thereunder in accordance with the Transferred Agreements, including sub-contracting, sub-licensing, or sub-leasing to Veea, if such actions are permitted under the applicable agreement. If consent to assignment of any Transferred Agreement shall not be obtained or if any attempted assignment of a Transferred Agreement would be ineffective or would impair Veea’s rights so that Veea would not in effect acquire the benefit of all such rights, the obligation of the parties to perform this Agreement, including the Closing, shall not be affected. In the event one or several Transferred Agreements would not be possible to assign as set out herein, and to the extent the Parties agree that such agreements shall instead be terminated, Veea shall be entitled to receive any credits or other compensation that Crowdkeep may be entitled to as a result thereof.

1.7 Employees.

(a) On June 15, 2025, Crowdkeep shall terminate its sole employee who is actively at work in the United States, and Veea shall make an offer of employment to each of the Crowdkeep employees listed on Schedule 1.7 (each, a “Transferred Employee”), which offer shall be on (i) an “at will” basis and (ii) base compensation terms that are in the aggregate no less favorable to such employee than the terms of such employee’s current employment with Crowdkeep as previously disclosed to Veea in writing. Crowdkeep shall bear any and all obligations and liability under the U.S. Worker Adjustment and Retraining Notification Act, as amended, and any similar state and local laws resulting from employment losses pursuant to this Section 1.7. Crowdkeep shall be solely responsible, and Veea shall have no obligations whatsoever for (A) any compensation or other amounts payable to any current or former service provider (including hourly pay, commissions, bonuses, accrued vacation, fringe benefits, pension or profit sharing benefits and severance pay), (B) the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former Crowdkeep service providers or the spouses, dependents, or beneficiaries of such service providers, and (C) all workers’ compensation claims of any current or former Crowdkeep service provider, in each case for any period relating to service with Crowdkeep at any time on or prior to the Closing Date and Crowdkeep shall pay all such amounts to all entitled persons or on prior to the Closing Date. Additionally, for the avoidance of doubt, nothing in this Agreement affects or in any way limits the right of Veea to terminate the employment of any employee, including a Transferred Employee, or any benefit plan, program, or arrangement. Nothing in this Agreement shall constitute an amendment to any employee benefit plan, and no employee benefit plan shall be amended absent a separate written amendment that complies with such plan’s amendment procedures. Nothing in this Section 1.7 is intended or shall be construed to entitle any person other than the parties hereto and their respective transferees and permitted assigns to any claim, cause of action, remedy or right of any kind.

(b) It is the intent of the parties that Veea, or an entity to be formed by Veea, or an Affiliate thereof shall assume ownership of Crowdkeep Portugal or will retain those employees of Crowdkeep Portugal that are essential to the continuation of development activities in support of the current Crowdkeep business, as soon as reasonably practical after the Closing Date.  Crowdkeep agrees to: (i) fully cooperate with Veea’s due diligence as it relates to such assumption of ownership or transfer of employees; and (ii) execute any documents to effectuate the ultimate engagement of the employees of Crowdkeep Portugal by Veea or its Affiliates.

(c) Crowdkeep and its sole officer agree to manage Crowdkeep Portugal until Veea’s assumption of ownership of Crowdkeep Portugal in subparagraph 1.7(b) above is complete. Notwithstanding the foregoing, Crowdkeep’s management of Crowdkeep Portugal shall not extend beyond July 31, 2025.

1.8 Release of Encumbrances. Crowdkeep undertakes to execute all documents and to take any other action in order to ensure that any and all Purchased Assets are released from any and all encumbrances prior to Closing, except for the Permitted Liens.

1.9 Bulk Sales. Each of the parties hereby waives compliance with the notification and all other requirements of the bulk sales laws in force in the jurisdiction in which such laws are applicable to the Business or the Purchased Assets or the transactions contemplated by this Agreement.

1.10 Taxes. Crowdkeep shall pay when due any sales, transfer, excise, or other taxes in connection with or arising from the sale and transfer of any of the Purchased Assets to Veea due by Crowdkeep.

1.11 Permits and Intellectual Property. In connection with the transfer of any permits or Intellectual Property as defined above, including patents, trademarks and other registered and non-registered intellectual property rights, or applications in respect thereof, Crowdkeep and Veea shall jointly undertake to promptly execute all transfer documents and to undertake all necessary actions in order to validly transfer any permits or Intellectual Property, to Veea at the Closing. In the event any of the permits may not be transferred to Veea under applicable law, Crowdkeep shall instead provide Veea with such assistance as is reasonably requested by Veea in order for Veea to obtain new permits corresponding to the relevant permit(s) at Veea’s sole cost. All registration fees and similar costs or charges relating to the transfer, assignment or registration of the permits and the Intellectual Property shall be borne by Veea.

1.12 Closing. The Closing (the “Closing”) shall take place by electronic communication on the date hereof, at a time to be agreed upon by the Parties (“Closing Date”).

ARTICLE 2.

CONSIDERATION

2.1 Consideration. Veea hereby covenants and agrees to pay to Crowdkeep, at the Closing, the Consideration Shares in exchange for the Purchased Assets, subject to the terms and conditions herein.

ARTICLE 3.

CONDITIONS TO CLOSING; POST-CLOSING OBLIGATIONS

3.1 Closing Deliverables.

(a) At the Closing, Crowdkeep shall deliver or have caused to be delivered to Veea, the following:

(i) evidence of stockholder approval of this Agreement by the requisite majority of the stockholders of Crowdkeep (the “Crowdkeep Stockholders”);

(ii) the Bill of Sale and Assignment and Assumption Agreement between Crowdkeep and Veea in the form attached as Exhibit B hereto (the “Bill of Sale”), duly executed by Crowdkeep, and any other instruments of transfer reasonably requested by Veea to evidence the transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Veea (including assignments with respect to any Intellectual Property registered, recorded or filed with any Governmental Authority, in form suitable for registration, recordation or filing with such Governmental Authority), in each case duly executed by Crowdkeep;

(iii) a Non-Competition and Non-Solicitation Agreement with Crowdkeep and each of the officers and stockholders of Crowdkeep listed on Schedule 3.1(a)(iii), in the forms attached as Exhibit C hereto, respectively (each, a “Non-Solicitation Agreement”), duly executed by Crowdkeep and each such officer and stockholder of Crowdkeep;

(iv) a lock-up agreement in the form attached as Exhibit D hereto, duly executed by Crowdkeep;

(v) to the extent not received prior to Closing, the required notices, consents, permits, waivers authorizations, orders and other approvals listed in Schedule 3.1(a)(v);

(vi) Veea shall have received a duly executed Joinder Agreement from the Major Stockholder;

(vii) copies of good standing certificates for Crowdkeep certified as of a date no later than thirty (30) days prior to the Closing Date from the proper state official of its jurisdiction of organization and in each other jurisdiction in which Crowdkeep is qualified to do business as a foreign limited liability company as of the Closing;

(viii) a certificate from Crowdkeep’s secretary certifying to (i) the resolutions of Crowdkeep’s board of directors (or similar governing board or Person) and stockholders authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Crowdkeep is a party or by which it is bound;

(ix) evidence of the release of any Liens upon the Purchased Assets;

(x) suitable documentation for the transfer and control of all of Crowdkeep’s bank and brokerage accounts that are transferrable, as prescribed by Veea;

(xi) evidence that all principal and interest outstanding under the any outstanding indebtedness (including, for the avoidance of doubt, any convertible notes) shall have been paid or converted in full on or immediately prior to the Closing;

(xii) the patent assignment agreement in the form attached hereto as Exhibit E, duly executed by Crowdkeep;

(xiii) such other documents as Veea may reasonably request in connection with the transactions contemplated hereby; and

(xiv) Veea shall have received (i) the Note Purchase Agreement in the form attached hereto as Exhibit F-1, duly executed by the Major Stockholder and (ii) the Note Investment Amount from the Major Stockholder in exchange for notes issued by Veea in the form attached hereto as Exhibit F-2 (the “Veea Notes”).

(b) At the Closing, Veea shall deliver or have caused to be delivered to Crowdkeep the following:

(i) a certificate from Veea’s secretary certifying to (i) the resolutions of Veea’s board of directors (or similar governing board or Person) authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Veea is a party or by which it is bound; and

(ii) such other documents as Crowdkeep may reasonably request in connection with the transactions contemplated hereby.

(c) On the Closing Date, Veea shall issue and register the Consideration Shares in the name of Crowdkeep.

3.2 Tax Matters.

(a) Purchase Price Allocation. Within 90 days following the Closing, Veea shall send to Crowdkeep a draft of the US Internal Revenue Service (“IRS”) Form 8594 containing Veea’s proposed allocation, under Code Section 1060, of the Consideration Shares (including Liabilities assumed) among the properties and rights sold under this Agreement (the “Allocation”). Crowdkeep will review the Allocation and, to the extent Crowdkeep disagrees with the content of the Allocation, Crowdkeep will, within thirty (30) days after receipt of the Allocation, provide written notice to Veea of such disagreement or will be deemed to have indicated its concurrence therewith. Crowdkeep and Veea will attempt in good faith to resolve any such disagreement; provided, however, that if Veea and Crowdkeep are unable to resolve any dispute with respect to the Allocation within sixty (60) days following Veea’s delivery thereof, then upon the written request of either party, the parties will refer the dispute to an independent accountant for final resolution. The fees and expenses of such independent accountant shall be borne equally by Veea and Crowdkeep. Upon the final agreement or determination by the independent accountant of the Allocation or any modification thereof, Vea and Crowdkeep will report the allocation of the Purchase Price among the Purchased Assets in a manner consistent with such Allocation or modification and will act in accordance with such Allocation in the preparation and timely filing of all income tax returns (including filing IRS Form 8594 with their respective federal, state and/or local income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the law).

(b) Straddle Period Taxes. For the purposes of this Agreement, “Straddle Period Taxes” means any real property, personal property and similar Taxes levied with respect to the assets of the Business attributable to a taxable period relating to such Taxes that begins before and ends on or after the Closing Date (a “Straddle Period”). For the purposes of this Agreement, a “Pre-Closing Tax Period” means the portion of a Straddle Period ending on the day before the Closing Date, and a “Post-Closing Tax Period” means the portion of a Straddle Period beginning on the Closing Date. The portion of any Straddle Period Taxes allocable to a Pre-Closing Tax Period shall be deemed equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the Straddle Period. Any remaining Straddle Period Taxes for such Straddle Period shall be allocable to the Post-Closing Tax Period.

(c) Preparation of Straddle Period Tax Returns. Crowdkeep shall prepare and timely file or shall cause to be prepared and timely filed all Straddle Period Tax Returns that are due before the Closing Date. Crowdkeep shall make or cause to be made all Tax payments required with respect to any such Tax Returns. Veea shall promptly reimburse Crowdkeep for the amount of any such Taxes paid by Crowdkeep or any Affiliate thereof to the extent such Straddle Period Taxes are allocable to a Post-Closing Tax Period of the Business. Veea shall prepare and timely file or shall cause to be prepared and timely filed all Straddle Period Tax Returns that are due on or after the Closing Date. Veea shall make all Tax payments required with respect to any such Tax Returns. Crowdkeep or an Affiliate thereof shall promptly reimburse Veea for the amount of any such Taxes paid by Veea to the extent such Straddle Period Taxes are allocable to a Pre-Closing Tax Period.

(d) Cooperation. Veea and Crowdkeep shall reasonably cooperate, and shall use commercially reasonable efforts to cause their respective stockholders, officers, directors, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by retaining, maintaining and making available to each other all records reasonably necessary in connection with Taxes and making employees reasonably available on a mutually convenient basis to provide additional information or explanation or to testify at proceedings relating to Taxes.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF CROWDKEEP

Except as set forth in the disclosure schedules delivered by Crowdkeep to Veea on the date hereof (the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer) (“Crowdkeep Disclosure Schedules”), Crowdkeep hereby represents and warrants to Veea, as follows:

4.1 Incorporation; Ownership and Authority.

(a) Crowdkeep has been duly incorporated, is validly existing as a corporation, and is in good standing under the laws of the State of Delaware and any other jurisdiction in which it is qualified to carry on its business and has the requisite power to carry on its business as now conducted.

(b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated herein, constitutes a violation of the Organizational Documents of Crowdkeep, or a breach on the part of Crowdkeep in relation to any agreement or commitment with a third party or give any third party the right to terminate or modify any such agreements. No consent, approval or filing with any governmental body or other authority relating exclusively to Crowdkeep is required to authorize this Agreement or to permit the consummation of the transactions contemplated herein.

(c) Crowdkeep has full power and authority to enter into this Agreement and each Ancillary Document to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Crowdkeep. This Agreement and each Ancillary Document to which Crowdkeep is or is required to be a party has been, or when delivered will be, duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of Crowdkeep, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.2 Certain Corporate Matters.

(a) Since January 1, 2023, the Business has been operated in the Ordinary Course. Crowdkeep is duly qualified to do business as a corporation or other applicable business entity and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the legality, validity or enforceability of the Agreement or would not be reasonably expected to cause a Crowdkeep Material Adverse Effect.

(b) Crowdkeep has all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it, except as would not be reasonably expected to cause an Crowdkeep Material Adverse Effect.

4.3 Capitalization. The Crowdkeep Stockholders identified on Schedule 4.3 are the legal, beneficial and record owners of all of the issued and outstanding capital stock of Crowdkeep, with each Crowdkeep Stockholder owning the capital stock of Crowdkeep set forth on Schedule 4.3, which capital stock constitutes all of the issued and outstanding capital stock of Crowdkeep. All of the issued and outstanding shares of capital stock of Crowdkeep (i) have been duly and validly issued, (ii) are fully paid and non-assessable and, (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer and none of the outstanding shares of capital stock of Crowdkeep are or have ever been certificated. Other than as set forth on Schedule 4.3, there are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of Crowdkeep or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of Crowdkeep, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of Crowdkeep, nor are there any Contracts to which Crowdkeep is a party or bound relating to any equity securities of Crowdkeep, whether or not outstanding.

4.4 Undisclosed Liabilities. Except as set forth on Schedule 4.4 hereto, Crowdkeep will have at the Closing, no material liability or obligation of any nature (whether direct, indirect, accrued, absolute, contingent, asserted, un-asserted, known, unknown, matured, un-matured or otherwise and whether required to be reflected on a balance sheet or not).

4.5 The Purchased Assets.

(a) All Purchased Assets used (owned or leased) in connection with the Business belong to or are used as of right by Crowdkeep and Crowdkeep has good and valuable title to all Purchased Assets. Crowdkeep is the full legal and beneficial owner of the Purchased Assets and, except as otherwise set forth in this Agreement, is entitled to sell, transfer or otherwise assign and procure the transfer of the full legal and beneficial ownership in the Purchased Assets to Veea on the terms set out in this Agreement. All Purchased Assets are free of encumbrances or restriction on transfer at Closing, other than Permitted Liens, and there is no option, right or pre-emption, requirement for consent, right to acquire, mortgage, charge, pledge or other form of security or Lien on, over or affecting any of the Purchased Assets, nor is there any commitment to give or create any of the foregoing, and no third party has claimed to be entitled to any of the foregoing. Upon delivery of the Purchased Assets to Veea at the Closing in accordance with this Agreement, good and marketable title to all of the Purchased Assets owned by Crowdkeep and a legal right to possess and use all of the Purchased Assets leased or licensed by Crowdkeep, free and clear of all Liens (other than Liens incurred or imposed by Veea), will pass to Veea.

(b) The Purchased Assets are, in good condition and satisfactory working order, ordinary wear and tear excepted, and have been regularly maintained in accordance with any safety regulations usually observed in relation to them.

(c) The Purchased Assets, together with the rights granted to Veea under this Agreement and the Services Agreement, constitute all of the assets (tangible or intangible) and rights that are necessary for or used in the operation of the Business, as currently operated or as currently contemplated to be operated. There are no material assets or rights used in the operation of the Business that are owned by Crowdkeep or any of its Affiliates that are not included in the Purchased Assets.

4.6 Intellectual Property Rights.

(a) Crowdkeep has no knowledge of any claim that, or inquiry as to whether, any product, system, activity or operation of Crowdkeep, alone or together with any other product, system, activity or operation of any third party, infringes upon, misappropriates, violates, or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no such litigations, claims, or proceedings (including in the form of any offer to obtain a license) have been instituted, settled, are pending or, to the knowledge of Crowdkeep, are threatened in any jurisdiction or before any tribunal.

(b) To its knowledge, Crowdkeep’s products, systems, activities, and operations do not infringe, misappropriate, or otherwise violate any patent, trademark, copyright, or other intellectual property right of any third party.

(c) To its knowledge, Crowdkeep’s patents are valid and enforceable.

(d) Crowdkeep has not licensed, assigned, or otherwise granted to any third party exclusive or non-exclusive rights to any of the Intellectual Property.

(e) To its knowledge, Crowdkeep owns or has valid and unrestricted license to use all intellectual property rights necessary for the conduct of the Business, as currently conducted.

(f) The Business is not dependent to any material extent on any license, excluding licenses for standard software, to and from third parties, other than as set forth in Schedule 4.6.

(g) To Crowdkeep’s knowledge, there has been no infringement of the acquired Intellectual Property rights by any third party.

4.7 Environmental Matters. The Business complies and has at all relevant times when operated by Crowdkeep complied in all material respects with applicable environmental laws and licenses. No claim in relation to environmental matters has been made or, to Crowdkeep’s knowledge, threatened against Crowdkeep or any occupier of any property at any time owned by Crowdkeep. No material environmental permits and approvals are required for the current operations of the Business. The Business has not at any time when operated by Crowdkeep, other than as permitted under applicable permits held from time to time or applicable laws or regulations, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, wastes or chemicals.

4.8 Contracts.

(a) Schedule 4.8(a) contains a complete, current and correct list of all Contracts to which Crowdkeep is a party or by which any of its properties or assets are bound that relate to or arise out of the conduct of the Business (each Contract required to be set forth on Schedule 4.8(a), a “Material Contract”) and that:

(i) contains any covenant (A) limiting in any respect the right of Crowdkeep or its Affiliates (or Veea as assignee thereof) to (I) engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region or (II) purchase or acquire an interest in any other Person, (B) imposing non-solicitation restrictions on Crowdkeep or its Affiliates (or Veea as assignee thereof), (C) granting to the other party any exclusivity or similar provisions or rights or any other restriction on future contracting, or (D) providing “most favored customers” or other preferential pricing terms for the services of Crowdkeep or its Affiliates (or Veea as assignee thereof);

(ii) involves the future acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the Ordinary Course) which are either Purchased Assets or would otherwise not be Excluded Assets if owned by Crowdkeep at the Closing, or shares or other equity interests of another Person;

(iii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iv) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by Crowdkeep under such Contract or Contracts of at least $50,000 per year or $100,000 in the aggregate;

(v) is between Crowdkeep and any managers, officers or employees of Crowdkeep (other than (A) at-will employment arrangements with employees entered into in the Ordinary Course or (B) Contracts by and between Crowdkeep and managers, officers or employees of Crowdkeep which are not transferred to, or give rise to any obligations on the part of, Veea), including all non-competition, severance and indemnification agreements;

(vi) obligates Crowdkeep to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(vii) relates to a material settlement under which Crowdkeep has outstanding obligations or another party thereto has outstanding obligations in favor of Crowdkeep (other than, in each case, customary confidentiality obligations);

(viii) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from Crowdkeep, other than off-the-shelf software; or

(b) True and correct copies of all Material Contracts have been made available to Veea (along with any amendments thereto), including written summaries of oral Contracts (if any). Each Material Contract is a valid, binding and enforceable obligation of Crowdkeep and, to Crowdkeep’s knowledge, of the other party or parties thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Each Material Contract is in full force and effect. Neither Crowdkeep nor, to Crowdkeep’s knowledge, any other party thereto is in material breach of or default under any term of any Material Contract or has repudiated any term of any Material Contract. During the three (3) year period prior to the date of this Agreement, Crowdkeep has not received any written or, to Crowdkeep’s knowledge, oral notice of termination, cancellation or non-renewal, or request to materially amend or modify the terms thereof, that is (x) currently in effect with respect to any Material Contract and (y) the result of any actual or alleged breach, non-performance or substandard performance by Crowdkeep. To Crowdkeep’s knowledge, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any Material Contract to declare a material breach or default under any such Contract or to accelerate, or which does accelerate, the maturity of any obligation of Crowdkeep (or its assignee) under any such Contract.

4.9 Compliance with Laws. Crowdkeep has at all times carried on the Business and has complied, in all material respects, with all Laws and Orders in respect of the operation, activities, conduct and transactions of the Business and the ownership, operation, use or possession of the Purchased Assets. None of the operation, activity, conduct and transactions of the Business or the ownership, operation, use or possession of the Purchased Assets conflicts in any material respect with the rights of any other Person or materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which Crowdkeep is a party or by which Crowdkeep, the Business or any of the Purchased Assets may be bound or affected. Crowdkeep has not at any time been directly or indirectly involved in (i) any offering, promising or giving of any undue pecuniary or other advantage to any person in order to obtain or retain business or other improper advantage or in order to cause a person to act or refrain from acting for the direct benefit of Crowdkeep that is prohibited by applicable law, (ii) any breach of applicable competition laws (in particular violations of price fixing prohibitions), or (iii) any breach of the US Foreign Corrupt Practices Act or any similar legislation in any applicable jurisdiction.

4.10 Insolvency. Crowdkeep is not insolvent as of the date of this Agreement and will not be insolvent as of Closing, provided that, no representation is made as to the effect of the transactions contemplated by this Agreement on the solvency of Crowdkeep following the Closing. No Action has been brought or threatened so as to have Crowdkeep declared insolvent or subjected to any form of bankruptcy, liquidation, receivership, administration, arrangement, supervision, external management or competitive proceedings, or any scheme with creditors, moratorium, interim, provisional or temporary supervision by a court, court appointee or insolvency official.

4.11 Insurance. Crowdkeep has maintained over the past three (3) years and now maintains insurance for the Business and the Purchased Assets and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties. Schedule 4.11 contains an accurate and complete list of all current policies of accident, damage, injury, third-party liability, product liability, warranty claims, loss of profits, and other forms of insurance owned or held by Crowdkeep relating to the Business or the Purchased Assets, specifying the insurer and amount of coverage, type of insurance and policy number . All insurance premiums in respect of material insurances maintained by Crowdkeep are fully paid and up-to-date through June 2025. No claims have been made, no claims are outstanding and no fact or circumstance exists which may give rise to a claim, under any of Crowdkeep’s insurance policies.

4.12 Employment Matters.

(a) Full particulars of the identities, job titles, grade and seniority, dates of commencement of employment (or appointment to office), terms and conditions of employment, remuneration and contractual benefits of all the Transferred Employees are fully and accurately set out in Schedule 1.7.

(b) Each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Crowdkeep for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant or any spouse or dependent of such individual, or under which Crowdkeep or any of the employers, whether or not incorporated, that would be treated together with Crowdkeep or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) has or may have any liability, whether actual or contingent, or with respect to which Crowdkeep or any of its Affiliates would reasonably be expected to have any liability, whether actual or contingent, each a “Benefit Plan,” has been established, administered and maintained in accordance with its terms and in compliance with all applicable laws. Nothing has occurred with respect to any Benefit Plan that could reasonably be expected to subject Crowdkeep or any of its Affiliates, to any tax or ERISA penalties. Neither Crowdkeep nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA or related provisions of the Code, (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation, (iii) withdrawn from any Benefit Plan, (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA, incurred taxes under Section 4971 of the Code, or (vi) participated in a multiple employer welfare arrangement. Except as required by applicable law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(c) Crowdkeep has no bonus obligations (including obligations relating to the consummation of the transactions contemplated hereby) other than as set forth in Schedule 1.7 towards the Transferred Employees.

(d) None of the Transferred Employees have given notice of termination of their employment and, to Crowdkeep’s knowledge, none of the Transferred Employees intend to give such notice of termination (excluding as a result of the consummation of the transactions contemplated hereby).

(e) There are no pending, or to Crowdkeep’s knowledge, threatened Actions, suits, claims or proceedings by any of the Transferred Employees or any other employee, prior employee, consultant, prior consultant of Crowdkeep against Crowdkeep or any Benefit Plan (other than ordinary claims for benefits).

4.13 Consents and Approvals; No Violations. Except the consents to be obtained by the Crowdkeep stockholders, or as set forth on Schedule 4.13, no filing with, and no permit, authorization, consent or approval of, any third party, public body or governmental authority is necessary for the consummation by Crowdkeep of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Crowdkeep nor the consummation by Crowdkeep of the transactions contemplated hereby, nor compliance by Crowdkeep with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Organizational Documents of Crowdkeep, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Crowdkeep is a party or by which Crowdkeep or its properties or assets may be bound or (c) violate any Law, Order, writ, injunction, decree, statute, rule or regulation applicable to Crowdkeep, or any of its properties or assets.

4.14 Financial Statements.

(a) Crowdkeep has provided Veea with a copy of (i) the unaudited balance sheet of Crowdkeep as at March 31, 2025 and the related consolidated statement of operations, stockholders’ equity and cash flows for the three months then ended and (ii) the unaudited balance sheet of Crowdkeep as at December 31, 2024 and the related consolidated statement of operations, stockholders’ equity and cash flows for the year then ended (the “Crowdkeep Financials”), attached as Schedule 4.14 hereto.

(b) The Crowdkeep Financials were prepared in accordance with the books and records of Crowdkeep, are true, correct and complete in all material respects, and present fairly in all material respects the financial condition and results of operations of Crowdkeep as of the respective dates thereof and for the periods specified therein. The Crowdkeep Financials have been prepared in accordance with GAAP (except that the Crowdkeep Financials exclude (A) the footnote disclosures and other presentation items required for GAAP and (B) year-end adjustments which will not be material in amount).

(c) All of the financial books and records of Crowdkeep are complete and accurate in all material respects and have been maintained in the Ordinary Course and in accordance with applicable Laws. Crowdkeep maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) Crowdkeep does not maintain any off-the-book accounts and that its assets are used only in accordance with its management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of Crowdkeep and to maintain accountability for its assets, (iv) access to its assets are permitted only in accordance with management’s authorization, (v) the reporting of their assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

4.15 Tax Matters.

(a) Crowdkeep has duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with each taxing authority having jurisdiction over Crowdkeep, and no extensions with respect to such tax returns have been requested or granted;

(b) Crowdkeep has paid, or adequately reserved against in Crowdkeep’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

(c) to the best knowledge of Crowdkeep, there has been no material issue raised or material adjustment proposed (and none is pending) by any taxing authority having jurisdiction over Crowdkeep in connection with any of Crowdkeep’s consolidated tax returns;

(d) no waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from Crowdkeep; and

(e) there are no Liens for Taxes upon the Purchased Assets, except for Permitted Liens.

4.16 Books and Records. The books and records of Crowdkeep delivered to Veea fully and fairly reflect the transactions to which Crowdkeep is a party or by which its properties are bound. The minute books and records of the corporate proceedings of Crowdkeep , copies of which have been delivered to Veea, are true, correct and complete in all material respects.

4.17 Prohibited Business Practices. Neither Crowdkeep, nor any of its directors, officers or employees, nor, to the knowledge of Crowdkeep, any other Representative acting on behalf of Crowdkeep, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC and in the last three (3) years Crowdkeep has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC. Neither Crowdkeep, nor, to the knowledge of Crowdkeep, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would reasonably cause the Crowdkeep to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

4.18 Litigation and Claims.

(a) Crowdkeep is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Crowdkeep. Crowdkeep is not a plaintiff in any Action, domestic or foreign, judicial or administrative. There are no existing Actions, suits, proceedings against or investigations of Crowdkeep, and Crowdkeep knows of no basis for such Actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Crowdkeep or to which Crowdkeep is a party. There is no claim, Action, suit or proceeding relating to the Business pending or, to Crowdkeep’s knowledge, threatened by or against Crowdkeep before any court, arbitrator, alternative dispute resolution body or any governmental body. To Crowdkeep’s knowledge, there are no facts or circumstances likely to give rise to such litigation, arbitration or any alternative dispute resolution process nor is there any litigation, arbitration or dispute resolution process relating to the Business, the Purchased Assets or the Assumed Liabilities in any material respect, threatened against Crowdkeep.

(b) Crowdkeep has not received notification that it has violated any requirement of any applicable Law, any ruling penalty or sanction which could adversely affect the Business.

(c) To Crowdkeep’s knowledge, no present director or officer of Crowdkeep has ever been the subject of any of the events described in Item 401(f) of Regulation S-K under the Exchange Act.

4.19 Investment Purpose.

(a) Crowdkeep (i) has at least five years’ investment experience in investments similar to the Consideration Shares, including investments in securities listed on the Nasdaq, (ii) has adequate means of providing for its current financial needs and possible personal contingencies and does not have a need for liquidity of this investment in the Consideration Shares for the foreseeable future; (iii) can afford (a) to hold the Consideration Shares for an indefinite period of time; and (b) to sustain a complete loss of the entire value of the Consideration Shares; (iii) has not made an overall commitment to investments which are not readily marketable which is disproportionate so as to cause such overall commitment to become excessive, and (iv) is fully aware that the acquisition of the Consideration Shares is a high risk investment. Crowdkeep is acquiring the Consideration Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Crowdkeep is not an entity formed for the specific purpose of acquiring any of the Consideration Shares.

(b) Crowdkeep understands that the Consideration Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Consideration Shares will not be registered under the Securities Act. Crowdkeep understands that none of the Consideration Shares may be resold, transferred, pledged (except in ordinary course prime brokerage relationships to the extent permitted by applicable law) or otherwise disposed of by the Crowdkeep absent an effective registration statement under the Securities Act except (i) to Veea or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book entries representing the Consideration Shares shall contain a legend or restrictive notation to such effect. Crowdkeep acknowledges that the Consideration Shares will not immediately be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Crowdkeep understands and agrees that the Consideration Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, Crowdkeep may not be able to readily resell the Consideration Shares and may be required to bear the financial risk of an investment in the Consideration Shares for an indefinite period of time. Crowdkeep understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Consideration Shares.

(c) Crowdkeep acknowledges that, other than those representations, warranties, covenants and agreements of Veea included in this Agreement, there have been no representations, warranties, covenants and agreements made to Crowdkeep by Veea , or any of its respective officers or directors or other representatives, expressly or by implication. Except for the representations, warranties and agreements of Veea expressly set forth in this Agreement, Crowdkeep is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Consideration Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of Veea, including all business, legal, regulatory, accounting, credit and tax matters.

(d) Crowdkeep, prior to any transfer or disposition not registered under the Securities Act of any of the Consideration Shares, will give written notice to Veea, expressing Crowdkeep’s intention to effect such transfer or disposition and describing the proposed transfer or disposition. Such notice shall be accompanied by an opinion of counsel for Crowdkeep, reasonably acceptable to Veea, that the proposed transfer is exempt under Securities Act and applicable state securities laws.

(e) Crowdkeep is aware that no federal or state agency has made any recommendation or endorsement of the Consideration Shares or any finding or determination as to the fairness of the investment in such Consideration Shares.

(f) Crowdkeep acknowledges the early-stage nature of Veea and that, as a result, Crowdkeep’s acquisition and holding of the Consideration Shares is subject to substantial risk, including the risk of failure of Veea’s business and the total loss of value of the Consideration Shares.

(g) Crowdkeep acknowledges that Veea has made available to Crowdkeep or its Representatives all information concerning Veea and its businesses, assets, liabilities, rights and risks which Crowdkeep or such representatives has requested to obtain. Crowdkeep or its Representatives has received all information they require in order to make a fully informed decision regarding the Crowdkeep’s association with Veea and Crowdkeep’s acquisition of the Consideration Shares. Crowdkeep has read carefully and understands the Agreement and the Ancillary Documents, and has had the opportunity to consult with Crowdkeep’s own attorney, accountant, or investment adviser with respect to the transactions contemplated hereby and their suitability for Crowdkeep. Crowdkeep has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in Veea and is able to bear the risks of an investment in Veea. Crowdkeep acknowledges that it has had a full opportunity to conduct due diligence on Veea, review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

(h) Crowdkeep is not subject to “bad actor disqualification” as such term is defined in Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

(i) Crowdkeep acknowledges that U.S. securities laws and other laws prohibit any person who has material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In addition, Crowdkeep acknowledges and agrees that some of the information received by Crowdkeep, including Confidential Information, may be considered “material non-public information” of or regarding Veea (which is a publicly reporting and listed company in the United States) for purposes of the U.S. federal securities laws. Therefore, Crowdkeep agrees that it will abide by all securities laws relating to the handling of and acting upon material non-public information of or regarding Veea (including all laws, rules and regulations relating to disclosing and trading securities while in possession of material non-public information).

4.20 Broker’s Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF VEEA

Except as set forth in (i) the disclosure schedules delivered by Veea to Crowdkeep on the date hereof (the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer) (“Veea Disclosure Schedules”), or (ii) the SEC Documents that are available on the SEC’s website through EDGAR, Veea hereby represents and warrants to Crowdkeep, as follows

5.1 Incorporation; Ownership and Authority.

(a) Veea is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Veea has the requisite corporate power and authority to sign and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Veea and, assuming the due authorization, execution and delivery hereof by Crowdkeep, constitutes a legal, valid and binding obligation of Veea enforceable against Veea in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b) The consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Veea and no other actions on the part of Veea, are necessary to authorize the transactions contemplated hereby

(c) Neither the execution of this Agreement, nor the consummation of the transactions contemplated herein, constitutes a violation of the Organizational Documents of Veea, or a breach on the part of Veea in relation to any agreement or commitment with a third party or give any third party the right to terminate or modify any such agreements. No consent, approval or filing with any governmental body or other authority relating exclusively to Veea is required to authorize this Agreement or to permit the consummation of the transactions contemplated herein.

5.2 Capitalization.

(a) Veea. As of May 6, 2025, Veea’s authorized capital stock consists of 550,000,000 shares of Common Stock and 1,000,000 shares of blank check preferred stock, par value $0.00001 per share. As of the May 6, 2025, 36,475,884 shares of Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding. When issued, the Consideration Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except as disclosed in Veea’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“2024 Annual Report”), there are no outstanding or authorized Derivative Securities providing for the issuance by Veea or transfer by Veea of additional shares of Veea’s capital stock and Veea has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Veea. Except as disclosed herein, to Veea’s knowledge, there are no voting trusts, shareholder agreements or other agreements or understandings with respect to the voting of Veea’s capital stock.

5.3 Certain Corporate Matters. Veea is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of Veea’s properties or nature of Veea’s business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a Veea Material Adverse Effect. Veea has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Veea is not in default under or in violation of any provision of its Organizational Documents in any material respect. Veea is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

5.4 Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of, any third party, public body or Governmental Authority is necessary for the consummation by Veea of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Veea nor the consummation by Veea of the transactions contemplated hereby, nor compliance by Veea with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Organizational Documents of Veea, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Veea is a party or by which it or any its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Veea, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Veea taken as a whole.

5.5 SEC Documents. Veea hereby makes reference to each annual, quarterly or current report or other document filed by Veea pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with the United States Securities and Exchange Commission (“SEC”) (collectively, the “SEC Documents”). As of the date of hereof, Veea is current in all required filings with the SEC and has filed all annual reports (Form 10-K), quarterly reports (Form 10-Q), current reports (Form 8-K), and any other required disclosures pursuant to the Securities Exchange Act of 1934. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Veea included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Veea as of the dates thereof and its statements of operations, stockholders’ equity (deficit) and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were not and are not expected to have a material adverse effect on Veea, its business, financial condition or results of operations). Except as and to the extent set forth on the balance sheet of Veea as of December 31, 2024 included in the SEC Documents, including the notes thereto (the “Balance Sheet”), Veea has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not), other than liabilities incurred in the Ordinary Course since the date of such Balance Sheet that are not material individually or in the aggregate. Veea does not have pending before the SEC any request for confidential treatment of information, nor is there any outstanding unresolved comment by the Staff of the SEC on any of the SEC Documents.

5.6 Financial Statements; Material Changes.

(a) Included in the SEC Documents are the audited financial statements for fiscal year 2024 of Veea, and the related statement of operations, stockholders’ equity (deficit) and cash flows for prior years (collectively, the “Veea Audited Financials”).

(b) The Veea Audited Financials (i) are consistent with the books and records of Veea, (ii) fairly present in all material respects, the financial position and results of operations of Veea as of the dates indicated, and (iii) are prepared in accordance with GAAP.

(c) Except as disclosed in the Balance Sheet, and other than Liabilities incurred in the Ordinary Course since the date of such balance sheet that are not material individually or in the aggregate, Veea has no material Liability or obligation of any nature (whether direct, indirect, accrued, absolute, contingent, asserted, un-asserted, known, unknown, matured, un-matured or otherwise and whether required to be reflected on a balance sheet or not).

(d) Except as set forth in Schedule 5.6(d) and as provided for by this Agreement, since the date of the Balance Sheet, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Veea Material Adverse Effect, (ii) Veea has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the Ordinary Course, (iii) Veea has not altered its method of accounting, (iv) Veea has not declared or made any dividend or distribution of cash or other property to its equity holders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock or issued any shares of Common Stock or securities convertible into Common Stock or granted any option or other right to acquire Common Stock.

5.7 Tax Matters. Except as disclosed in the 2024 Annual Report and to matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Veea Material Adverse Effect:

(a) Veea has duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with the U.S. Internal Revenue Service or other applicable taxing authority;

(b) Veea has paid, or adequately reserved against in Veea’s financial statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

(c) To the best knowledge of Veea, there has been no material issue raised or material adjustment proposed (and none is pending) by the U.S. Internal Revenue Service or any other taxing authority in connection with any of Veea’s tax returns; and

(d) No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from Veea.

5.8 Real Property. Veea does not own or lease any real property.

5.9 Litigation and Claims. Veea is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Veea. Veea is not a plaintiff in any Action, domestic or foreign, judicial or administrative. There are no existing Actions, suits, proceedings against or investigations of Veea, and Veea knows of no basis for such Actions, suits, proceedings or investigations that has had or that could reasonably be expected to result in a Veea Material Adverse Effect. There are no unsatisfied judgments, orders, decrees or stipulations affecting Veea or to which Veea is a party. There is no claim, Action, suit or proceeding relating to Veea’s business pending or, to Veea’s knowledge, threatened by or against Veea before any court, arbitrator, alternative dispute resolution body or any governmental body that has had or that could reasonably be expected to result in a Veea Material Adverse Effect. To Veea’s knowledge, there are no facts or circumstances likely to give rise to such litigation, arbitration or any alternative dispute resolution process nor is there any litigation, arbitration or dispute resolution process relating to its business threatened against Veea that has had or that could reasonably be expected to result in a Veea Material Adverse Effect. Since the filing of the 2024 Annual Report, Veea has not received notification that it has violated any requirement of any applicable law, any ruling penalty or sanction that has had or that could reasonably be expected to result in a Veea Material Adverse Effect.

5.10 Conduct of Business. Veea has at all times carried on its business, in all material respects, in accordance with its Organizational Documents and all applicable Laws, ordinances, regulations and Orders of all Governmental Authorities applicable to it. Veea holds all material permits, licenses, registrations and approvals necessary for the operation of its business as currently operated. Veea has not at any time been directly, or to its knowledge, indirectly involved in (i) any offering, promising or giving of any undue pecuniary or other advantage to any person in order to obtain or retain business or other improper advantage or in order to cause a person to act or refrain from acting for the direct benefit of Veea that is prohibited by applicable law, (ii) any breach of applicable competition laws (in particular violations of price fixing prohibitions), or (iii) any breach of the US Foreign Corrupt Practices Act or any similar legislation in any applicable jurisdiction.

5.11 Subsidiaries and Investments. Except as disclosed in the 2024 Annual Report, Veea does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization.

5.12 Broker’s Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6.

INDEMNIFICATION

6.1 Survival.

(a) The representations and warranties of Veea contained in this Agreement shall not survive the Closing, and from and after the Closing, except with respect to fraud, Veea and its Representatives and Subsidiaries (the “Veea Parties”) shall not have any further obligations, nor shall any claim be asserted or Action be brought against the Veea Parties with respect thereto. The covenants and agreements made by the Veea Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until sixty (60) days following the date of the expiration, by its terms, of the obligation of the applicable Veea Party under such covenant or agreement).

(b) All representations and warranties of Crowdkeep contained in this Agreement shall survive the Closing through and until the twenty four (24) month anniversary of the Closing Date, except for claims with respect to fraud, which shall survive indefinitely, and claims with respect to Section 4.4, which claims shall survive until sixty (60) days after the expiration of the applicable statute of limitations. The covenants and agreements made by Crowdkeep in this Agreement including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until sixty (60) days following the date of the expiration, by its terms, of the obligation of Crowdkeep under such covenant or agreement).

6.2 Indemnification by Indemnifying Parties.

(a) Except as otherwise limited by this ARTICLE 6, Crowdkeep and the Major Stockholder (the “Crowdkeep Indemnifying Parties”) shall, on a joint and several basis, indemnify, defend and hold harmless the Veea Parties and any assignee or successor thereof (collectively, the “Veea Indemnified Parties”) from and against, and pay or reimburse the Veea Indemnified Parties for, any and all Losses suffered or incurred by, or imposed upon, any Veea Indemnified Party arising in or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Crowdkeep in ARTICLE 4; and (b) any failure by Crowdkeep to perform any covenant, obligation or agreement to be performed by Crowdkeep.

(b) Except as otherwise limited by this ARTICLE 6, Veea (the “Veea Indemnifying Party”) shall indemnify, defend and hold harmless Crowdkeep and any assignee or successor thereof (collectively, the “Crowdkeep Indemnified Parties”) from and against, and pay or reimburse the Crowdkeep Indemnified Parties for, any and all Losses suffered or incurred by, or imposed upon, any Veea Indemnified Party arising in or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Veea in ARTICLE 5; and (b) any failure by Veea to perform any covenant, obligation or agreement to be performed by Veea. The Crowdkeep Indemnifying Parties and the Veea Indemnifying Parties shall hereinafter be referred to as the “Indemnifying Parties.” The Crowdkeep Indemnified Parties and the Veea Indemnified Parties shall hereinafter be referred to as the “Indemnified Parties.”

6.3 Indemnification Procedures.

(a) In order to make a claim for indemnification hereunder, the Indemnified Party must provide written notice (a “Claim Notice”) of such claim to each of the Indemnifying Parties, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and setting forth the specific representation and warranty or covenant alleged to have been breached by the Indemnifying Party or other item of indemnification alleged to be at issue and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the each of the Indemnifying Parties).

(b) In the case of any claim for indemnification under this ARTICLE 6arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Indemnified Party must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Parties promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve any Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Indemnifying Parties will have the right to jointly defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected jointly by the Indemnifying Parties, unless such claim is criminal in nature or seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Parties elect, and are entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party will, at the request and expense of the Indemnifying Parties, cooperate in the defense of such Third Party Claim. If the Indemnifying Parties elect not to, or at any time is not entitled under this Section 6.3(b) to, compromise or defend such Third Party Claim, fails to notify the applicable Indemnified Party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party without the prior written consent of the applicable Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned). The right on of the Indemnifying Parties to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the right of the Indemnifying Parties to compromise or settle in accordance with the immediately preceding sentence, the Indemnifying Parties may not settle or compromise any Third Party Claim over the objection of the Indemnified Party; provided, however, that consent by the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the right of the Indemnifying Parties to direct the defense.

(c) With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Parties will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Parties do not respond within such thirty (30) days, the Indemnifying Parties will be deemed to have accepted responsibility (in the case of Crowdkeep Indemnifying Parties, on a joint and several basis), for the Losses set forth in such Claim Notice and will have no further right to contest the validity of such Claim Notice. If the Indemnifying Parties respond within such thirty (30) days and reject such claim in whole or in part, then the Indemnified Party and the Indemnifying Parties will attempt in good faith to resolve any such objections and disputes raised by the Indemnifying Parties. If the Indemnified Party and the Indemnifying Parties agree to resolution of such objection or dispute, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnifying Parties shall be prepared and signed by the parties. If no such resolution can be reached during the forty-five (45) day period after the Indemnified Party’s receipt of the notice of dispute from the Indemnifying Parties, then upon the expiration of such forty-five (45) day period, either the Indemnified Party or the Indemnifying Parties may bring suit to resolve the objection in accordance with Section 7.6.

6.4 Limitations on Indemnification. Subject to the limitations set forth in this ARTICLE 6, any indemnification claims against Crowdkeep shall first be recovered by reducing the amount owed by Veea under the Veaa Note issued to the Major Stockholder. Any indemnification obligation of an Indemnifying Party under Section 6.2 that is not recovered by such note reduction (whether such Veea Note has been converted in accordance with its terms or is no longer outstanding for any other reason), shall be satisfied by wire of immediately available funds to an account designated by the Indemnified Party, in such Indemnifying Party’s sole discretion, within ten (10) Business Days after the determination of such obligation in accordance with this ARTICLE 6. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to the Indemnified Party or its successors.

ARTICLE 7.

GENERAL PROVISIONS

7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), sent by recognized overnight courier (postage prepaid and acknowledgment of receipt requested) to the party to whom the same is so delivered, sent to the applicable addresses set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice).

7.2 Interpretation. The headings contained in the Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement. References to Articles and refer to Articles of the Agreement unless otherwise stated.

7.3 Severability. If any term, provision, covenant or restriction of the Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each Party’s anticipated benefits under the Agreement.

7.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Any attempted assignment in violation of the terms of this Section 7.4 shall be null and void, ab initio.

7.5 Entire Agreement. The Agreement (together with all schedules, documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

7.6 Governing Law; Venue; Waiver of Jury Trial. The Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws. Any and all Actions brought under the Agreement shall be brought in the state or federal courts of the United States sitting in the City of New York, New York, Borough of Manhattan and each Party hereby agrees to the jurisdiction of such courts and hereby waives any right to object to the convenience of such venue. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITHOR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.6 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.

7.7 Counterparts and Email Signatures. The Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. The Agreement and any documents relating to it may be executed and transmitted to any other party by email of a PDF, which email or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

7.8 Confidentiality. For a period beginning on the Signing Date and ending on the three (3) year anniversary of the Closing Date, Crowdkeep shall, and shall cause its Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (other than in furtherance of its authorized duties on behalf of Veea or its Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Veea’s prior written consent; (b) in the event that Crowdkeep becomes legally compelled to disclose any Confidential Information, to provide Veea with prompt written notice of such requirement so that Veea or an Affiliate thereof may seek a protective order or other remedy or so that Veea may waive compliance with this Section 7.8; (c) in the event that such protective order or other remedy is not obtained, or Veea waives compliance with this Section 7.8, to furnish only that portion of such Confidential Information which is legally required to be provided and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) upon request of Veea, to promptly furnish to Veea or destroy (at the election of Veea) any and all copies (in whatever form or medium) of all Confidential Information, including any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof.

7.9 Amendment; Waiver.

(a) Except as otherwise specifically set forth in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective (i) only if it is made or given in writing and signed by the Veea and Crowdkeep or, in the case of a waiver, by the party granting the waiver (or such party’s attorney-in-fact) and (ii) only in the specific instance and for the specific purpose for which made or given.

(b) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at Law, in equity or otherwise.

7.10 Parties In Interest: No Third Party Beneficiaries. Except for the indemnification rights of the Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

7.11 Expenses. At or prior to the Closing, each of the Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

7.12 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the Signing Date.

VEEA INC.

By:	/s/ Mr. Allen Salmasi
	Name:	Allen Salmasi
	Title:	Chief Executive Officer

Address for notices:

Veea Inc.
164 E. 83rd Street
New York, NY 10028
Attn: Allen Salmasi; Randal Stephenson Email: allen@veea.com; randal.stephenson@veea.com with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Fl. New York, NY 10105
Attn: Jonathan Deblinger, Esq.
Email: jdeblinger@egsllp.com

CROWDKEEP, INC.

By:	/s/ Helder F Antunes
	Name:	Helder F Antunes
	Title:	Chief Executive Officer

Address for notices:

Crowdkeep, Inc.
1003 K Street, NW
6th Floor
Washington, DC 20001
Attn: Helder Atunes; Jad Boustany
Email addresses: helder@crowdkeep.com; jad@crowdkeep.com

with a copy (which shall not constitute notice) to:

William F Coffield
Berliner, Corcoran & Rowe, LLP
1101 17th Street, NW
Suite 1100
Washington, DC 20036
Email address: wcoffield@bcrlaw.com

Annex I

Definitions

As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person, where “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Document” means each agreement, instrument or document attached hereto as an Exhibit, including the Bill of Sale, the Non-Solicitation Agreements, the Joinder Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Common Stock” means the common stock, par value 0.0001 (“Common Stock”), of Veea.

“Confidential Information” means the terms and provisions of this Agreement and any information concerning the Purchased Assets or the Business or, to the extent disclosed in connection with this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, Veea or its Affiliates that is not generally available to the public, including but not limited to trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to Crowdkeep or Veea or their respective Affiliates by third parties to the extent that they have an obligation of confidentiality in connection therewith; provided, however, that Confidential Information shall not include any information which, at the time of disclosure, is generally available publicly and was not disclosed in breach of this Agreement by Crowdkeep or its Representatives.

“Consideration Shares” means 4,065,689 shares of Common Stock, such that immediately following the Closing, Crowdkeep will hold, as of the Closing Date, 7% of the issued and outstanding capital stock of Veea on a fully diluted basis.

“Crowdkeep Material Adverse Effect” means any event or circumstance that would constitute a Material Adverse Effect or that could reasonably be expected to have a Material Adverse Effect, in each case with respect to Crowdkeep.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Derivative Securities” means all options, warrants or securities convertible into or exchangeable for Common Stock (for the avoidance of doubt, the Derivative Securities shall not include the Veea Notes).

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, un-matured, un-accrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Loss” or “Losses” means losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties, and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing, but excluding any punitive damages.

“Material Adverse Effect” means, with respect to any Person, any state of facts, change, effect, condition, development, event or occurrence that has been, is or would reasonably be likely to be, individually or in the aggregate, material and adverse to the financial condition, business, assets, liabilities or results of operations of such person and its subsidiaries, taken as a whole, or the ability of such Person and its subsidiaries to consummate the transactions contemplated by this Agreement, except, in each case, to the extent that such change, effect, condition, development, event or occurrence results from or arises out of (i) the announcement of the transactions contemplated by this Agreement, (ii) general economic, industry or political conditions, (iii) the performance by such Person of its obligations under the terms of this Agreement, (iv) any outbreak or escalation of war or any act of terrorism, or (v) changes in law or GAAP (or any interpretation of GAAP) applicable to such Person, provided that any event, change or effect referenced in clauses (ii) through (v) do not have a disproportionate effect on such Person, taken as a whole, compared to other participants in the industries in which such person conducts its business. Any failure of a Person to meet any particular revenue or earnings forecast or estimate, shall not, in and of itself, constitute a Material Adverse Effect.

“Note Investment Amount” means $500,000.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; and (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature. Unless the context or language herein requires otherwise, each reference to Ordinary Course will be deemed to be a reference to Ordinary Course of Crowdkeep.

“Organizational Documents” means a company’s certificate of incorporation, certificate of formation, articles of organization or other equivalent charter document and bylaws, operating agreement or other equivalent document.

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means any (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (c) Liens of lessors arising under equipment leases with third parties entered into in the Ordinary Course; and (d) minor irregularities and defects of title that individually or in the aggregate do not materially interfere with an entity’s business or the operation of the property as currently conducted to which they apply.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Representative” means, as to any Person, such Person’s Affiliates and the managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other representatives of such Person and its Affiliates.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Veea Material Adverse Effect” means any event or circumstance that would constitute a Material Adverse Effect or that could reasonably be expected to have a Material Adverse Effect, in each case with respect to Veea.

Exhibit A

Form of Joinder Agreement

Exhibit B

Bill of Sale

Exhibit C

Form of Non-Competition Agreement

Exhibit D

Form of Lock-Up Agreement

Exhibit E

Form of Patent Assignment Agreement

Exhibit F-1

Form of Note Purchase Agreement

Exhibit F-2

Form of Note